Exhibit 99.1

Marten Transport Appoints Tim Kohl as Chief Executive Officer and Randy Marten as Executive Chairman

MONDOVI, Wisc., May 04, 2021 (GLOBE NEWSWIRE) -- Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today that its Board of Directors has appointed Tim Kohl as its new Chief Executive Officer, effective today. Tim Kohl will succeed Randy Marten, who has served as the Company’s Chief Executive Officer since 2005. Randy Marten will serve as Executive Chairman of the Board of Directors as part of this transition.

“It’s been a great honor and privilege to lead Marten Transport as its Chairman since 1993 and as its Chief Executive Officer since 2005, and to oversee the transition of the company that my father founded from a long-haul carrier to a multifaceted business offering a network of refrigerated and dry truck-based transportation capabilities,” said Randy Marten. “As we have successfully completed this transition, the Board of Directors and I concluded it was an appropriate time to adjust the management responsibilities of our management team and continue with the implementation of our succession plan. As Executive Chairman, I will continue to be involved with the oversight of Marten’s business and strategic vision, while Tim Kohl will take the lead of our day-to-day operations as our Chief Executive Officer. In addition, Tim will remain as our President - a role which we eventually plan to transition as we continue to develop our next generation of leadership.”

“Tim joined our company in November 2007 and has been our President since June 2008. He has been instrumental in assisting with the transition of our company into the successful platform that it is today. We are extremely confident in Tim’s ability to lead and grow our business and look forward to his continued leadership in his new role as Chief Executive Officer in addition to being our President.”

Tim Kohl added “I would like to thank Randy for his leadership and commitment to making Marten Transport one of the leading temperature-sensitive truckload carriers in the United States. During Randy’s tenure as Chairman and Chief Executive Officer, our operating income has increased from $11.4 million in 1993 to $42.9 million in 2005 to $93.2 million in 2020. I also would like to thank the Board of Directors for their confidence in me. I look forward to continuing to work with Randy and the Board of Directors to make Marten Transport the best it can be.”

Prior to joining Marten Transport, Mr. Kohl served as Knight Transportation Inc.’s President from 2004 to 2007 and as its Secretary from 2000 to 2007. Mr. Kohl served as a director on Knight’s Board of Directors from 2001 to 2006, and he served as its Chief Financial Officer from 2000 to 2004. Mr. Kohl also served as Knight’s Vice President of Human Resources from 1996 through 1999. From 1999 through 2000, Mr. Kohl served as Vice President of Knight’s southeast region. Prior to his employment with Knight, Mr. Kohl was employed by Burlington Motor Carriers as a Vice President. Prior to his employment with Burlington Motor Carriers, Mr. Kohl served as a Vice President for J.B. Hunt.

Marten Transport, with headquarters in Mondovi, Wis., is a multifaceted business offering a network of refrigerated and dry truck-based transportation capabilities across the Company’s five distinct business platforms – Truckload, Dedicated, Intermodal, Brokerage and MRTN de Mexico. Marten is one of the leading temperature-sensitive truckload carriers in the United States, specializing in transporting and distributing food, beverages and other consumer packaged goods that require a temperature-controlled or insulated environment. The Company offers service in the United States, Canada and Mexico, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including Marten’s current expectations concerning plans for its executive management team and opportunities for continued growth of its business. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially from those expressed in such forward-looking statements. Important factors known to Marten that could cause actual results to differ materially from those discussed in the forward-looking statements are discussed in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Marten undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Data

CONTACTS: Tim Kohl, Chief Executive Officer and President, and Jim Hinnendael, Executive Vice President and Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.